Exhibit 7
U.S. Bank National Association
Statement of Financial Condition
As of 12/31/2015

($000’s)

12/31/2015
Assets
Cash and Balances Due From	$11,116,460
Depository Institutions
Securities	105,221,515
Federal Funds	66,242
Loans & Lease Financing Receivables	259,137,459
Fixed Assets	4,356,531
Intangible Assets	13,140,000
Other Assets	24,420,027
Total Assets	$417,458,234

Liabilities
Deposits	$310,443,288
Fed Funds	1,617,316
Treasury Demand Notes	0
Trading Liabilities	989,983
Other Borrowed Money	46,198,790
Acceptances	0
Subordinated Notes and Debentures	3,150,000
Other Liabilities	12,012,892
Total Liabilities	$374,412,269

Equity
Common and Preferred Stock	18,200
Surplus	14,266,400
Undivided Profits	27,904,230
Minority Interest in Subsidiaries	857,135
Total Equity Capital	$43,045,965

Total Liabilities and Equity Capital	$417,458,234

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